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                                                                   EXHIBIT 11(a)



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 34 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 6, 1998, relating to the financial statements and financial highlights of AIM Advisor Funds, Inc. which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Financial Statements" in such Statement of Additional Information and to the references to us under the heading "Financial Highlights" in such Prospectus.


/s/ PRICE WATERHOUSE LLP

Price Waterhouse LLP
Denver, Colorado
February 23, 1998